Exhibit 99.1

Wynn Las Vegas Prices $400,000,000 Aggregate Principal Amount

of 6 5/8% First Mortgage Notes due 2014

LAS VEGAS, Nevada, November 1, 2007 — Wynn Resorts, Limited (NASDAQ: WYNN) announced today that Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. (the “issuers”), each a direct or indirect wholly owned subsidiary of Wynn Resorts, Limited, priced a private offering of $400,000,000 aggregate principal amount of their 6 5/8% First Mortgage Notes due 2014 at a price of 97.25% of the principal amount. The notes were offered only to qualified institutional buyers and non-U.S. foreign investors in accordance with Rule 144A and Regulation S, respectively, under the Securities Act of 1933. The notes are being issued under the same indenture as the 6 5/8% First Mortgage Notes previously issued by the issuers.

The notes will be pari passu with, and will vote on any matter submitted to noteholders with, the previously issued 6 5/8% First Mortgage Notes. However, because the notes are being issued with original issue discount, they will not be of the same series as, and will not be fungible with, the previously issued 6 5/8% First Mortgage Notes. The notes will be senior secured obligations of the issuers, will be guaranteed by Wynn Las Vegas, LLC’s subsidiaries (subject to some exceptions), and will be secured by a first priority lien on substantially all of the existing and future assets of the issuers and guarantors.

The notes have not been registered under the Securities Act of 1933 or under any state securities laws. Therefore, the issuers may not offer or sell the notes within the United States to, or for the account or benefit of, any United States person unless the offer or sale would qualify for a registration exemption from the Securities Act and applicable state securities laws. The issuers have agreed to make an offer to exchange the notes for registered, publicly traded notes that have substantially identical terms as the notes.

Forward-Looking Statements

This release contains forward-looking statements about Wynn Las Vegas, LLC and Wynn Capital Corp., including those related to the offering of notes and whether or not Wynn Las Vegas, LLC and Wynn Capital Corp. will consummate the offering. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by Wynn Resorts, Limited or the issuers. The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the issuers’ brief operating history, the issuers’ dependence on existing management, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the issuers’ financial results is included in the issuers’ Annual Report on Form 10-K for the year ended December 31, 2006 and the issuers’ other periodic reports filed with the Securities and Exchange Commission. Neither Wynn Resorts, Limited nor the issuers are under any obligation to (and expressly disclaim any such obligation to) update their forward-looking statements as a result of new information, future events or otherwise.

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